Exhibit 10.1

PRIVATE AND CONFIDENTIAL
November 1st 2024
Alexander Blum

Dear Alex,
On behalf of Unity Technologies ('the Company') I'm pleased to confirm the following changes to your contract of employment:
Your new title is SVP, Chief Operating Officer.
As of November 1st 2024 your annual base salary will increase to $525,000 USD annually.
In addition you are eligible to receive a discretionary bonus up to 75% of your base salary. The exact payment date will be determined after the close of each measurement period. The actual bonus amount will be determined by the Company at its sole discretion, is subject to modification or termination by the Company, and will be paid out less all applicable withholdings and deductions required by law. In order to be eligible to receive a discretionary corporate bonus, you must be employed by the Company on the date that corporate bonuses are paid. Please note that for 2024 your bonus will be prorated from November 1st 2024 (meaning it will be based off of your original salary from your original start date until the role change, and then from your new salary through year end) . Further details regarding the discretionary bonus will be provided to you separately, via Workday.
The one-time bonus of $100,000 mentioned in the letter “Six-Month Bonus” dated July 3rd 2024, due to be paid after January 8th 2025, will be canceled. In its place we will award a one-time bonus of $25,000 to be paid February 14th 2025 so long as you are still an active employee with the Company and meeting your performance goals for the role on that date.
Finally, in recognition of your new responsibilities as SVP, Chief Operating Officer, we will recommend to the Board of Directors of the Company that you be granted both restricted stock units ("RSUs") and Stock Options with a total target value of $1,500,000 USD.
$1,125,000 USD Target Value in RSUs which is 59,555 shares based on the average closing price of the stock for the sixty (60) days preceding the date of Board approval of the grant. Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as a “Time-Based Requirement.” The Time-Based Requirement will be satisfied at the rate of 1/16th or 6.25% quarterly, so long as you remain employed by the Company.
$375,000 USD Target Value in Stock Options, which is the opportunity to purchase up to 39,703 shares of Common Stock of Unity Software Inc. (the “Parent Company”) under our 2020 Equity Incentive Plan (the “Plan”). The actual number of shares was based on the average closing price of the stock price for the sixty (60) days preceding the date of Board approval and the exercise price is $19.72 which was the closing price of Unity stock on the day of board approval. The Time-Based Requirement will be satisfied at the rate of 1/48th or 2.08% monthly, so long as you remain employed by the Company.

The grant of such RSUs and Stock Options by the Parent Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Parent Company.
The RSUs and Stock Options will be granted under, and subject to the terms and conditions of, the Plan , as well as the terms and conditions to be set forth in any sub-plan to the Plan, equity award agreement (including any country appendix thereto) and notice of grant.
In the spirit of making sure there is no miscommunication, we’re adding an extra sentence here to remind you that we make no promises with respect to the potential value of our stock. Further details on the Plan and the terms and conditions of any specific grant to you will be provided upon approval of such grant by the Parent Company's Board.
If your award is approved, you will see the equity grant posted in your Schwab account within a month after the next regularly scheduled Board meeting. Please refer to your Notice of Grant, RSU agreement and the Plan document on Schwab to learn about specific terms of your equity grant and Vesting Schedule. You’ll be prompted to accept this new award in Schwab. Please note that the number of RSUs and the terms of the award will ultimately be determined and approved at the discretion of the Board and the Board may exercise its discretion to alter the number of shares that are granted.
All other terms and conditions of your employment agreement remain unchanged and in effect.
Congratulations again,

ACKNOWLEDGED AND AGREED:
/s/ Marisa Eddy	/s/ Alexander Blum
Marisa Eddy Senior Vice President, Chief People Officer Unity Software Inc	Alexander Blum
October 29, 2024
Date

APPENDIX
By signing the letter to which this appendix is attached, you acknowledge that you have read and understand the information regarding the collection, processing and transfer of your personal data described below. Capitalized terms used in this appendix shall have the meaning ascribed to such terms in the letter.
Data Collection and Usage. The Company or, if different, your employer (the “Employer”) and its Participating Companies or affiliates collect, process, transfer and use personal data about you that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any Shares or directorships held in the Company, details of all RSUs or other entitlements to Shares, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), which the Company receives from you or the Employer.
Purposes and Legal Bases of Processing. The Company processes the Data for the purpose of performing its contractual obligations under the Plan, granting RSUs, implementing, administering and managing your participation in the Plan. The legal basis for the processing of the Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Plan and relevant agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee RSUs.
Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc (including its affiliated companies) (“Schwab”) and /or Equity Plan Solutions (“EPS”), independent service providers with operations, relevant to the company, in Canada and the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your Data with another service provider that serves in a similar manner. The Company’s service provider may open an account for you to receive and trade Shares. The processing of your Data will take place through both electronic and non-electronic means. You may be asked to agree on separate terms and data processing practices with Schwab or EPS, with such agreement being a condition of the ability to participate in the Plan. You understand that the recipients of the Data may be located in your country of work and/or residence, or elsewhere, and that any recipient’s country may have different data privacy laws and protections than your country of work and/or residence. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Schwab and EPS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse to participate withdraw your participation herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are participating herein on a purely voluntary basis. If you do not participate, or if you later seek to revoke your participation, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your participation is that the Company would not be able to grant you RSUs or administer or maintain such RSUs. Therefore, you understand that refusal or withdrawal of your participation may affect your ability to participate in the Plan. For more information on the consequences of your refusal to participate or withdrawal of participation, you understand that you may contact your local human resources representative.
International Data Transfers. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any then-current recipients of the Data by contacting DPO@unity3d.com. When transferring Data to its affiliates, Schwab and EPS, the Company provides appropriate safeguards described in the Company’s applicable policy on data privacy.
Data Retention. The Company will use your Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs your Data, the Company will remove it from its systems. The Company may keep some of your Data longer to satisfy legal or regulatory obligations and the Company’s legal basis for such use would be necessary to comply with legal obligations.
Contractual Requirement. Your provision of Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Data, the Company may not be able to allow you to participate in the Plan, grant RSUs to you or administer or maintain such RSUs. However, your participation in the Plan and acceptance of the relevant agreement are purely voluntary. While you will not receive RSUs if you decide against participating in the Plan or providing Data as described above, your career and salary will not be affected in any way.
Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of your Data the Company processes, (ii) rectify incorrect Data and/or delete your Data, (iii) restrict processing of your Data, (iv) portability of your Data, (v) lodge complaints with the competent data protection authorities in your country and/or (vi) obtain a list with the names and addresses of any recipients of your Data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Unity Software Inc., stockadmin@unity3d.com, Attn: Stock Administrator.